Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 9, 2005, except as to the modified retroactive adoption of Financial Accounting Standard No. 123R described in Note 8 and loan covenant compliance matters described in Note 21 which is as of December 12, 2005 relating to the financial statements of the Predecessor Company for the period from January 1, 2003 to July 31, 2003 and for the year ended December 31, 2002, which appears in Wheeling-Pittsburgh Corporation’s Report on Form 8-K dated December 21, 2005.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA
December 21, 2005